Exhibit 99.1

July 30, 2020

For immediate release

CALIFORNIA WATER SERVICE GROUP ANNOUNCES

SECOND QUARTER 2020 RESULTS

SAN JOSE, CA – California Water Service Group (NYSE: CWT) (the “Company”) today announced net income of $5.3 million or $0.11 earnings per diluted common share for the second quarter of 2020, compared to a net income of $17.0 million or $0.35 earnings per diluted common share for the second quarter of 2019.

The $11.7 million decrease in net income was primarily due to lack of resolution of the California General Rate Case (“GRC”), which meant that no revenue was recorded in the second quarter from general rate relief and previously approved regulatory mechanisms. Other impacts to the quarterly results included water production cost increases of $6.5 million, of which $5.7 million would have been offset by regulatory mechanisms requested in the GRC, administrative and general expense increases of $1.5 million, which would have been subject to $3.3 million of benefit costs offsets pursuant to regulatory mechanisms requested in the GRC, and depreciation expense increase of $2.2 million.

If during the second quarter, the California Public Utilities Commission (the “CPUC”) had approved the settlement agreement and the positions proposed by California Water Service Company (“Cal Water”), the Company’s California operating subsidiary, on October 8, 2019, the Company estimates it would have added operating revenue of $29.1 million, subject to income taxes of 19.3%, and it would have had a $2.3 million decrease in income tax expense for Tax Cuts and Jobs Act income tax refunds.

In addition, a $3.0 million increase in unrealized gain on certain benefit plan investments partially offset the decrease to net income.

The CPUC granted Cal Water’s request to continue charging existing rates beginning January 1, 2020 as interim rates, and is allowing Cal Water to track the difference between interim rates and rates that are eventually approved. The Company expects that the difference in interim and approved rates will be collected through customer surcharges over 12 months. The CPUC has the authority to adopt the settlement agreement or render a different decision. Had the CPUC approved the Cal Water proposal during the second quarter, the Company estimates proposed new rates would have added the following to the Company’s second quarter results: $10.9 million of revenue for delayed service charge and quantity rate increases, and $18.2 million of revenue from disputed regulatory mechanisms which will be recognized if approved in the period in which such approval occurs.

The Company has evaluated and will continue to evaluate and monitor risk factors associated with COVID-19, such as: financial condition and operating results, access to financial capital resources, current and future ratemaking, and customer billing and collections. The Company has taken a positon to delay certain rate increases associated with the Water Revenue Adjustment Mechanism (“WRAM”) and has requested authorization that any rate increases resulting from the eventual GRC decision be delayed to 2021. Additionally, the Company continues to evaluate customer billing and anticipated collections in light of the COVID-19 pandemic, associated economic impacts, and regulatory orders restricting collection activities. Due to an expected decrease in customer collections, the Company has increased its estimate for future credit losses.

According to President and Chief Executive Officer Martin A. Kropelnicki, a primary focus for the Company in recent weeks has been advocating for a favorable outcome on a proposal being considered by the CPUC that would eliminate the WRAM, which decouples water sales from revenues.

“Clearly, the delay in our California GRC significantly impacted our financial results in the first half of this year. While we continue to await that decision, we are working with other interested parties to support decoupling water sales from revenue. The CPUC’s current proposal would damage the state’s policy goals for water use efficiency based on an incomplete and insufficient analysis. A full and fair examination of the proposal would show that eliminating decoupling would reduce conservation and increase water rates for low-income customers, so it is critical for us to raise awareness on the issue,” Kropelnicki said.

In addition to advocating for decoupling, which has been used for decades to promote efficiency in the electric and natural gas industries, the Company remained focused on completing critical infrastructure improvements, integrating the newly acquired water systems in the State of Washington, and responding to the coronavirus pandemic.

“It has certainly been a challenging time, but I’m proud of the progress we’ve made on improving our water systems and integrating our new Washington systems. But above all, we’ve made it a priority to do everything we possibly can to keep our employees healthy and take care of our customers during this unprecedented health crisis,” he said.

Additional Financial Results for the Second Quarter of 2020

Total revenue decreased $3.5 million to $175.5 million in the second quarter of 2020 compared to $179.0 million in the second quarter of 2019. The decrease in revenue was mostly due to a delay in the California GRC decision, which precluded the Company from recording up to $29.1 million of additional revenue in the second quarter of 2020.

Total operating expenses increased $11.0 million, or 7.2%, to $163.0 million in the second quarter of 2020 compared to $152.0 million in the second quarter of 2019.

Water production expenses increased $6.5 million, or 10.1%, to $71.1 million in the second quarter of 2020 compared to $64.6 million in the second quarter of 2019, primarily due to a 2.0% increase in customer consumption, changes in wholesale water mix, and purchased water wholesaler rate increases. The delayed GRC decision prevented the use of California’s Modified Cost Balancing Account (“MCBA”) decoupling mechanism to offset water production costs of $5.7 million with revenue equal to the increase in California water production costs relative to adopted water production costs.

Administrative and general and other operations expenses increased $4.9 million to $52.8 million in the second quarter of 2020, due to a $2.7 million cost increase associated with the recording of previously deferred WRAM revenue, a $2.1 million increase in employee pension benefit costs, a $1.5 million increase in uninsured loss costs, a $0.7 million increase in outside service costs, and a $0.5 million increase in bad debt expense which were partially offset by decreases of $1.1 million in water conservation program costs and $0.9 million in workers compensation costs.

Maintenance expenses increased $1.0 million, or 18.1%, to $6.7 million in the second quarter of 2020, due to increased costs for repairs of services and mains.

Income taxes decreased $3.7 million due to a decrease in pre-tax income from operations. The Company’s estimated combined effective income tax rate for 2020 is 19.3 percent.

Depreciation and amortization expense increased $2.2 million, to $24.5 million, in the second quarter of 2020, as compared to $22.3 million in the second quarter of 2019, due to an increase in utility plant investment in 2019.

Other income and expense, net of income tax benefits, increased $2.0 million in 2020, mostly due to a $3.0 million increase in unrealized gain on certain benefit plan investments partially offset by a $0.9 million decrease in non-regulated revenue.

Year-to-Date Results

For the six-month period ended June 30, 2020, the Company had a net loss of $15.0 million, or $0.31 loss per diluted common share, compared to net income of $9.4 million, or $0.19 earnings per diluted common share, for the six-month period ended June 30, 2019.

The $24.4 million decrease in net income was primarily due to lack of resolution of the California GRC, which meant that no revenue was recorded in the six month period from general rate relief and previously approved regulatory mechanisms. Other impacts to the year-to-date results included water production cost increases of $14.9 million, of which $10.7 million would have been offset by regulatory mechanisms requested in the GRC, administrative and general expense increase of $2.1 million, which would have been subject to $6.3 million of benefit costs offsets pursuant to regulatory mechanisms requested in the GRC, and $4.3 million of depreciation expense.

If during the six month period ended June 30, 2020, the CPUC had approved the settlement agreement and the positions proposed by Cal Water on October 8, 2019, the Company estimates it would have added operating revenue of $45.8 million, subject to income taxes of 19.3%, and it would have had a $4.1 million decrease in income tax expense for Tax Cuts and Jobs Act income tax refunds.

Additionally, a $4.0 million unrealized loss on certain benefit plan investments during the six-month period ended June 30, 2020 decreased net income.

Water System Improvements

Company-funded and developer-funded capital investments during the first six months of 2020 were $133.5 million, an increase of $11.6 million, or 9.5%, compared to $121.9 million during the first six months of 2019.  We increased borrowings on our lines of credit at the end of the first quarter to allow flexibility in how the Company finances capital investments and operations in connection with economic uncertainty and financial market volatility caused by the COVID-19 pandemic.

Liquidity Outlook

Our liquidity remains strong, we maintained $114.0 million of cash as of June 30, 2020 and have additional borrowing capacity of more than $170.0 million, subject to meeting the borrowing conditions on the Company’s lines of credit facilities. We will continue our 2020 infrastructure improvement program, estimated between $260.0 to $290.0 million. Also, at our Board of Director meeting yesterday, the Board declared a cash dividend of $0.2125 per share of common stock.

WRAM Receivable

The under-collected net receivable balance in the WRAM and MCBA was $52.6 million as of June 30, 2020, a decrease of 16.0%, or $10.0 million, from the balance of $62.6 million as of December 31, 2019. The delay in the California GRC decision and uncertainty over the continuation of the WRAM mechanism resulted in not recording an estimated $19.8 million regulatory asset for the increase to the net receivable for WRAM and MCBA revenue adjustments during the first six months of 2020, which would have resulted in an increase in the net receivable balance.

Other Information

All stockholders and interested investors are invited to listen to the 2020 second quarter conference call on July 30, 2020 at 8:00 a.m. PT (11:00 a.m. ET) by dialing 1-833-832-5130 or 1-509-844-0151 and keying in ID #8793806. Please dial in at least 15 minutes in advance of the call to ensure a timely connection. A replay of the call will be available from 11:00 a.m. PT (2:00 p.m. ET) on July 30, 2020 through September 30, 2020, at 1-855-859-2056 or 1-404-537-3406, ID #8793806. The replay will also be available under the investor relations tab at www.calwatergroup.com. Prior to the call, Cal Water will post a slide presentation on its website. The presentation can be found at www.calwatergroup.com/docs/q22020slides.pdf after 6:00 a.m. PT. The call will be hosted by President and Chief Executive Officer Martin A. Kropelnicki, Vice President and Chief Financial Officer Thomas F. Smegal III, and Vice President and Corporate Controller David B. Healey.

California Water Service Group is the parent company of California Water Service, Washington Water Service, New Mexico Water Service, Hawaii Water Service, Inc., CWS Utility Services, and HWS Utility Services LLC. Together, these companies provide regulated and non-regulated water service to nearly 2 million people in California, Washington, New Mexico, and Hawaii. California Water Service Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.” Additional information is available online at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 ("Act"). The forward-looking statements are intended to qualify under provisions of the federal securities laws for "safe harbor" treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management's judgment about the Company, the water utility industry and general economic conditions. Such words as would, expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include, but are not limited to: governmental and regulatory commissions' decisions; natural disasters or calamities, epidemics, pandemics or disease outbreaks (including COVID-19) or any escalation or worsening of, or economic effects of, the foregoing; consequences of eminent domain actions relating to our water systems; changes in regulatory commissions' policies and procedures; the outcome and timeliness of regulatory commissions' actions concerning rate relief and other matters, including with respect to the GRC; inability to renew leases to operate city water systems on beneficial terms; changes in California State Water Resources Control Board water quality standards; changes in environmental compliance and water quality requirements; electric power interruptions; changes in customer water use patterns and the effects of conservation; our ability to complete, successfully integrate and achieve anticipated benefits from announced acquisitions; the impact of weather and climate on water availability, water sales and operating results; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; labor relations matters as we negotiate with the unions; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC). The Company assumes no obligation to provide public updates of forward-looking statements.

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Contact

Tom Smegal

(408) 367-8200 (analysts)

Shannon Dean

(408) 367-8243 (media)

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

(In thousands, except per share data)	June 30	December 31
	2020	2019
ASSETS
Utility plant:
Utility plant	$3,752,243	$3,550,485
Less accumulated depreciation and amortization	(1,214,427)	(1,144,115)
Net utility plant	2,537,816	2,406,370
Current assets:
Cash and cash equivalents	114,388	42,653
Receivables:
Customers, net	46,087	32,058
Regulatory balancing accounts	23,738	38,225
Other, net	13,605	14,187
Unbilled revenue, net	39,599	34,879
Materials and supplies at weighted average cost	8,375	7,745
Taxes, prepaid expenses, and other assets	21,097	14,965
Total current assets	266,889	184,712
Other assets:
Regulatory assets	440,986	433,322
Goodwill	31,132	2,615
Other assets	83,110	84,289
Total other assets	555,228	520,226
TOTAL ASSETS	$3,359,933	$3,111,308

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $.01 par value; 68,000 shares authorized, 49,398 and 48,532 outstanding in 2020 and 2019, respectively	$494	$485
Additional paid-in capital	400,080	362,275
Retained earnings	381,449	417,146
Total common stockholders' equity	782,023	779,906
Long-term debt, net	785,257	786,754
Total capitalization	1,567,280	1,566,660
Current liabilities:
Current maturities of long-term debt, net	21,872	21,868
Short-term borrowings	375,100	175,100
Accounts payable	128,216	108,463
Regulatory balancing accounts	1,602	4,462
Accrued interest	5,330	5,810
Accrued expenses and other liabilities	45,432	43,018
Total current liabilities	577,552	358,721
Deferred income taxes	223,955	222,590
Pension and postretirement benefits other than pensions	261,119	258,907
Regulatory liabilities and other	270,177	271,831
Advances for construction	195,056	191,062
Contributions in aid of construction	264,794	241,537
Commitments and contingencies
TOTAL CAPITALIZATION AND LIABILITIES	$3,359,933	$3,111,308

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Unaudited

(In thousands, except per share data)

For the Three Months ended:
	June 30,	June 30,
	2020	2019
Operating revenue	$175,484	$179,031
Operating expenses:
Operations:
Water production costs	71,142	64,635
Administrative and general	26,939	25,434
Other operations	25,898	22,542
Maintenance	6,722	5,692
Depreciation and amortization	24,542	22,326
Income taxes	622	4,321
Property and other taxes	7,126	7,068
Total operating expenses	162,991	152,018
Net operating income	12,493	27,013
Other income and expenses:
Non-regulated revenue	4,208	5,130
Non-regulated expenses	(492)	(3,900)
Other components of net periodic benefit cost	(1,332)	(1,192)
Allowance for equity funds used during construction	1,705	1,686
Income tax expense on other income and expenses	(820)	(487)
Net other income	3,269	1,237
Interest expense:
Interest expense	11,613	12,178
Allowance for borrowed funds used during construction	(1,132)	(924)
Net interest expense	10,481	11,254
Net income	$5,281	$16,996
Earnings per share
Basic	$0.11	$0.35
Diluted	$0.11	$0.35
Weighted average shares outstanding
Basic	48,936	48,136
Diluted	48,936	48,136
Dividends per share of common stock	$0.2125	$0.1975

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) INCOME

Unaudited

(In thousands, except per share data)

For the Six Months ended:
	June 30,	June 30,
	2020	2019
Operating revenue	$301,047	$305,142
Operating expenses:
Operations:
Water production costs	125,118	110,227
Administrative and general	56,619	54,531
Other operations	39,872	40,363
Maintenance	13,795	12,147
Depreciation and amortization	49,034	44,694
Income tax (benefit) expense	(3,315)	1,330
Property and other taxes	14,354	14,361
Total operating expenses	295,477	277,653
Net operating income	5,570	27,489
Other income and expenses:
Non-regulated revenue	8,035	10,031
Non-regulated expenses	(8,946)	(6,119)
Other components of net periodic benefit cost	(2,762)	(2,451)
Allowance for equity funds used during construction	3,319	3,219
Income tax benefit (expense) on other income and expenses	93	(1,315)
Net other (loss) income	(261)	3,365
Interest expense:
Interest expense	22,411	23,253
Allowance for borrowed funds used during construction	(2,076)	(1,755)
Net interest expense	20,335	21,498
Net (loss) income	$(15,026)	$9,356
(Loss) earnings per share
Basic	$(0.31)	$0.19
Diluted	$(0.31)	$0.19
Weighted average shares outstanding
Basic	48,759	48,111
Diluted	48,759	48,111
Dividends per share of common stock	$0.4250	$0.3950